Exhibit 99.1

               Baker Reports Third Quarter 2003 Financial Results

    PITTSBURGH, Nov. 13 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex: BKR) today announced its financial results for the third quarter of 2003.

    For the quarter, the company reported net income of $1.2 million, or $0.14 per diluted share, on total contract revenues of $106 million. This compares with net income of $6.4 million, or $0.75 per diluted share, on revenues of $102 million in the third quarter of 2002. The year-ago quarter included a gain of $0.38 per diluted share resulting from a litigation settlement. Earnings in the current quarter were adversely impacted by costs related to the company's new information systems, higher net interest expense, and the overall mix of project work and higher medical and insurance costs in both the Engineering and Energy business segments.

    The company's Engineering and Energy business segments' total contract revenues for the current period were $62.6 million and $43.7 million, respectively, a slight increase over the $61.4 million and $40.8 million reported in third quarter 2002. The 7.1 percent increase in Energy revenue is attributable to two international contracts that commenced during the second half of 2002, and the addition of a new onshore OPCO(R) -style contract with
Huber Energy that began during the second quarter of 2003.   Engineering
revenue continues to run virtually even with 2002 due to continued slowness in private sector contract activity. Operating income before corporate overhead allocations for the two segments decreased 37 percent, largely the result of the factors mentioned above. Operating margins, before corporate overhead allocations, were 7.3 percent for Engineering and 4.6 percent for Energy.

    For the first nine months of 2003, net income was $1.2 million, or $0.14 per diluted share, on revenues of $310 million, compared to net income of $11.6 million, or $1.36 per diluted share, which includes the $0.38 litigation settlement impact noted above, on revenues of $303 million for the first nine months of 2002. Combined operating income before corporate overhead allocations in the two business segments decreased 36 percent on a comparative nine-month basis due to many of the factors listed above, while operating margins, before corporate overhead allocations, were 6.0 percent for Engineering and 4.3 percent for Energy.

    At the end of the third quarter, bank borrowings totaled $20.5 million, a decrease of $12.8 million from June 30, 2003, due to a reduction in net working capital during the period. In this connection, the company recently extended the maturity date of its $40 million credit facility and, as part of that extension, two of the financial covenants were amended and one was eliminated. Based on the amendments to these covenants, and the company's expectations that it will be in compliance with its covenants for at least the next year, the company has reflected its bank borrowings as long-term liabilities on its balance sheet.

    At September 30, 2003, total backlog for the company's businesses was $744 million compared to $545 million for these same businesses at December 31, 2002. The substantial increase in backlog results from several new or extended contracts in the Engineering segment, and a second onshore OPCO contract with Huber Energy that was announced in September.

    Commenting on the results, Donald P. Fusilli, Jr., president and chief executive officer, said: "While we continue to be disappointed with our performance to date in 2003, we are encouraged by the recent reorganization of our operations management teams and the strengthening of our key markets. The addition of several Federal government awards with the Departments of Defense and Homeland Security, including our selection as the preferred firm to negotiate the FEMA multi-hazard mapping contract, and the expansion of our onshore OPCO model, are positive signs heading into 2004. In addition, we are cautiously optimistic about the approval of a new, multi-year transportation infrastructure spending bill early next year. We are in the initial phase of finalizing the FEMA agreement and are formalizing our plans for controlling our cost of operations. We anticipate that these important elements of our 2004 plan will be concluded before the end of the year."

    Michael Baker Corporation ( www.mbakercorp.com ) provides engineering and energy expertise for public and private sector clients worldwide. The firm's primary services include engineering design for the transportation and civil infrastructure markets, operation and maintenance of oil and gas production facilities, architecture, environmental services, and construction management for building and transportation projects. Baker has more than 4,200 employees in over 30 offices across the United States and internationally.

    (The above information includes certain forward looking statements concerning future operations and performance of the Company. Forward looking statements are subject to market, operating and economic risks and uncertainties that may cause the Company's actual results in future periods to be materially different from the performance suggested above. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in anticipated levels of government spending on infrastructure; and changes in loan relationships or sources. Such forward looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)



     FINANCIAL SUMMARY
     (Unaudited)

     Operating Results                      For the quarter ended September 30
                                            ----------------------------------
     (In thousands, except earnings per
      share)                                        2003               2002
                                                   ------             ------
     Total contract revenues                      $106,338           $102,200
     Gross profit                                  $16,282            $23,487
     Income from operations                         $2,677            $10,843
     Income before taxes                            $2,508            $10,762
     Net income                                     $1,205             $6,376
     Basic weighted average shares
      outstanding                                    8,320              8,386
     Basic net income per share                      $0.14              $0.76
     Diluted net income per share                    $0.14              $0.75
     ------------------------------------------------------------------------

     Operating Results                  For the nine months ended September 30
                                        --------------------------------------
     (In thousands, except earnings per
      share)                                        2003               2002
                                                   ------             ------
     Total contract revenues                      $310,436           $302,881
     Gross profit                                  $44,747            $56,110
     Income from operations                         $3,716            $20,159
     Income before taxes                            $2,451            $20,132
     Net income                                     $1,176            $11,576
     Basic weighted average shares
      outstanding                                    8,326              8,340
     Basic net income per share                      $0.14              $1.39
     Diluted net income per share                    $0.14              $1.36
     ------------------------------------------------------------------------


     Total Contract Revenues                For the three      For the nine
                                             months ended      months ended
     (In millions)                        9/30/03  9/30/02   9/30/03  9/30/02
                                          -----------------------------------
     Engineering                            $62.6     $61.4    $182.9  $181.6
     Energy                                  43.7      40.8     127.5   121.3
     Non-Core                                  -         -         -       -
     ------------------------------------------------------------------------
          Total                            $106.3    $102.2    $310.4  $302.9
     ------------------------------------------------------------------------


     Income from Operations
     without Corporate Expenses Allocated   For the three      For the nine
                                             months ended      months ended
     (In millions)                        9/30/03  9/30/02   9/30/03  9/30/02
                                          -----------------------------------
     Engineering                             $4.6      $6.6     $11.0   $17.0
     Energy                                   2.0       3.8       5.5     8.8
     Non-Core                                  -        4.6       0.2     4.0
     ------------------------------------------------------------------------
         Subtotal - segments                  6.6      15.0      16.7    29.8
     Corporate/Insurance                     (3.9)     (4.2)    (13.0)   (9.6)
     ------------------------------------------------------------------------
         Total                               $2.7     $10.8      $3.7   $20.2
     ------------------------------------------------------------------------

      Backlog
     (In thousands)                               At 9/30/03    At 12/31/02
                                                  ----------    -----------
      Total                                        $744,100      $545,200
     ------------------------------------------------------------------------


     Condensed Balance Sheet
     (In thousands)                            At 9/30/03         At 12/31/02
                                               ----------         -----------

     ASSETS
     Cash and cash equivalents                      $7,080             $9,885
     Receivables, net                               79,702             65,742
     Costs in excess of billings                    46,169             29,723
     Prepaid expenses and other                      5,978              6,220
     ------------------------------------------------------------------------
         Total current assets                      138,929            111,570

     Property, plant and equipment, net             17,702             17,459
     Goodwill and other intangible
      assets, net                                    9,304              9,519
     Other assets                                    7,365              6,549
     ------------------------------------------------------------------------
         Total assets                             $173,300           $145,097
     ------------------------------------------------------------------------

     LIABILITIES & SHAREHOLDERS'
      INVESTMENT
     Accounts payable                              $22,756            $20,373
     Accrued compensation and insurance             26,164             20,977
     Other accrued expenses                         17,648             25,009
     Billings in excess of costs                    11,092              4,191
     ------------------------------------------------------------------------
         Total current liabilities                  77,660             70,550

     Long-term debt                                 20,461                  -
     Other                                           3,231              3,128
     ------------------------------------------------------------------------
         Total liabilities                         101,352             73,678
     ------------------------------------------------------------------------

     Common Stock                                    8,711              8,694
     Additional paid-in capital                     38,301             38,146
     Retained earnings                              28,587             27,411
     Other comprehensive loss                         (651)              (569)
     Unearned compensation expense                     (47)                 -
     Less - Treasury shares                         (2,953)            (2,263)
     -------------------------------------------------------------------------
         Total shareholders' investment             71,948             71,419
     -------------------------------------------------------------------------
         Total liabilities &
          shareholders' investment                $173,300           $145,097
     -------------------------------------------------------------------------



SOURCE  Michael Baker Corporation
    -0-                             11/13/2003
    /CONTACT: David Higie of Michael Baker Corporation, +1-412-269-6449/ /Photo: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  http://www.mbakercorp.com/
    (BKR)

CO:  Michael Baker Corporation
ST:  Pennsylvania
IN:  CST
SU:  ERN